SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A*
                                 (Rule 13d-102)

                                 Amendment No. 3

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              Koppers Holdings Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    50060P106
                                 (CUSIP Number)

                                 April 18, 2008
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                           (Page 1 of 10 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 50060P106                13G/A                   Page 2 of 10 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                               Tontine Capital Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     425,148
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     425,148
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                     425,148
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                     2.04%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                     PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 50060P106               13G/A                    Page 3 of 10 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Tontine Capital Management, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     425,148
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     425,148
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                     425,148
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                     2.04%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                     OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 50060P106                 13G/A                    Page 4 of 10 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                          Tontine Overseas Associates, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     68,143
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     68,143
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                     68,143
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                     0.33%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                     IA, OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 50060P106                 13G/A                    Page 5 of 10 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                          Jeffrey L. Gendell
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                     493,291
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     493,291
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                     493,291
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                     2.37%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                     IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 50060P106               13G/A                    Page 6 of 10 Pages

The Schedule 13G/A filed on January 25, 2008, is hereby amended and restated by this Amendment No. 3 to the Schedule 13G.

Item 1(a).     Name of Issuer:

     The name of the issuer is Koppers Holdings Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219.

Item 2(a).     Name of Person Filing:

     This statement is filed by:
             (i) Tontine Capital Partners, L.P., a Delaware limited partnership ("TCP") with respect to the shares of Common Stock directly owned by it;
             (ii) Tontine Capital Management, L.L.C., a limited liability company organized under the laws of the State of Delaware ("TCM"), with respect to the shares of Common Stock directly owned by TCP;
             (iii) Tontine Overseas Associates, L.L.C., a limited liability company organized under the laws of the State of Delaware ("TOA"), which serves as investment manager to Tontine Capital Overseas Master Fund, L.P., a Cayman Islands partnership ("TCO"), with respect to the shares of Common Stock directly owned by TCO; and
             (iii) Jeffrey L. Gendell ("Mr. Gendell"), with respect to the shares of Common Stock owned directly by TCP and TCO.

             The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 55 Railroad Avenue, Greenwich, CT 06830.

Item 2(c).     Citizenship:

     TCP is a limited partnership organized under the laws of the State of Delaware. TCM and TOA are limited liability companies organized under the laws of the State of Delaware. Mr. Gendell is a United States citizen.

Item 2(d).     Title of Class of Securities:
     Common Stock, $0.01 par value (the "Common Stock")

CUSIP No. 50060P106               13G/A                    Page 7 of 10 Pages

Item 2(e).  CUSIP Number:  50060P106

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Not applicable.

Item 4.   Ownership.

         A.   Tontine Capital Partners, L.P.
                    (a) Amount beneficially owned: 425,148
                    (b) Percent of class: 2.04% The percentages used herein and in the rest of Item 4 are calculated based upon the 20,828,051 shares of Common Stock issued and outstanding as of March 20, 2008, as set forth in the Company's
Schedule 14A, filed with the Securities and Exchange Commission on April 4,
2008.
                    (c)(i) Sole power to vote or direct the vote: -0-
                      (ii) Shared power to vote or direct the vote: 425,148
                     (iii) Sole power to dispose or direct the disposition: -0-
                      (iv) Shared power to dispose or direct the disposition:
                           425,148

CUSIP No. 50060P106                13G/A                   Page 8 of 10 Pages

         B.   Tontine Capital Management, L.L.C.
                    (a) Amount beneficially owned: 425,148
                    (b) Percent of class: 2.04%
                    (c)(i) Sole power to vote or direct the vote: -0-
                      (ii) Shared power to vote or direct the vote: 425,148
                     (iii) Sole power to dispose or direct the disposition: -0-
                      (iv) Shared power to dispose or direct the disposition:
                           425,148

         C.   Tontine Overseas Associates, L.L.C.
                    (a) Amount beneficially owned: 68,143
                    (b) Percent of class: 0.33%
                    (c)(i) Sole power to vote or direct the vote: -0-
                      (ii) Shared power to vote or direct the vote: 68,143
                     (iii) Sole power to dispose or direct the disposition: -0-
                      (iv) Shared power to dispose or direct the disposition:
                           68,143

         D. Jeffrey L. Gendell
                    (a) Amount beneficially owned: 493,291
                    (b) Percent of class: 2.37%
                    (c)(i) Sole power to vote or direct the vote: -0-
                      (ii) Shared power to vote or direct the vote: 493,291
                     (iii) Sole power to dispose or direct the disposition: -0-
                      (iv) Shared power to dispose or direct the disposition:
                           493,291


Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

CUSIP No. 50060P106                13G/A                   Page 9 of 10 Pages


Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 50060P106                13G/A                  Page 10 of 10 Pages


SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  April 28, 2008

                                    /s/ JEFFREY L. GENDELL
                                    -----------------------------------------
                                    Jeffrey L. Gendell, individually, and as
                                    managing member of
                                    Tontine Capital Management, L.L.C.,
                                    general partner of
                                    Tontine Capital Partners, L.P. and as
                                    managing member of
                                    Tontine Overseas Associates, L.L.C.